Exhibit 4.22
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED
PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

    As of August 31, 2021, Walgreens Boots Alliance, Inc. (“Walgreens Boots Alliance,” the “Company,” “we,” “our” and “us” refer solely to Walgreens Boots Alliance, Inc. and not its subsidiaries and any person that succeeds thereto) has three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our common stock; (2) our €750,000,000 of 2.125% notes due 2026 (the “notes due 2026” or the “euro notes”) and (3) £300,000,000 of 3.600% notes due 2025 (the “notes due 2025” or the “sterling notes,” and the sterling notes together with the euro notes, the “notes”).

Description of Common Stock

    The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated By-Laws (the “By-Laws”), each of which are incorporated by reference as exhibits to the Annual Report on Form 10-K. We encourage you to read our Certificate of Incorporation, our By-Laws and the applicable provisions of the Delaware General Corporation Law, for additional information.
General
    The authorized capital stock of Walgreens Boots Alliance consists of 3,200,000,000 shares of common stock, par value $0.01 per share, which is registered under Section 12 of the Exchange Act. All of the shares issued and outstanding are fully paid and nonassessable. As of August 31, 2021, the total number of outstanding shares of Walgreens Boots Alliance was 871,158,058.

    Dividends; Liquidation. Subject to the preferences of any outstanding shares of preferred stock, holders of common stock of Walgreens Boots Alliance have equal ratable rights to dividends (payable in cash, stock or otherwise) out of funds legally available for that purpose, when and if dividends are declared by the Board of Walgreens Boots Alliance (the “Board of Directors”). Holders of common stock are entitled to share ratably, as a single class, in all of Walgreens Boots Alliance’s assets available for distribution to holders of shares of common stock upon Walgreens Boots Alliance’s liquidation or dissolution or the winding up of Walgreens Boots Alliance’s affairs, after payment of Walgreens Boots Alliance’s liabilities and any amounts to holders of outstanding shares of preferred stock.

    Voting Rights. Generally, holders of Walgreens Boots Alliance’s common stock vote together as a single class on every matter acted upon by the shareholders. Holders of Walgreens Boots Alliance common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, except that in all elections of directors, holders of Walgreens Boots Alliance common stock will be entitled to cumulate their votes for one or more than one candidate. A majority of the outstanding shares entitled to vote on a matter, represented in person or by proxy, will constitute a quorum at any meeting of shareholders. If a quorum is present, the affirmative vote of the majority of shares represented at the meeting and entitled to vote on a matter will be the act of the shareholders, unless the vote of a greater or different number or voting by classes is required by the DGCL, the Certificate of Incorporation or the By-Laws. Except as otherwise provided by law, or by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series and/or class of preferred stock, the holders of Walgreens Boots Alliance common stock have the exclusive right to vote for the election of directors and for all other purposes, and holders of preferred stock are not entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.

    Other. The holders of Walgreens Boots Alliance common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights and preferences of holders of common stock are subject to the rights of any series of preferred stock that Walgreens Boots Alliance may issue.

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    Listing. Our common stock is traded on the Nasdaq Stock Market under the trading symbol “WBA.”
Delaware Anti-Takeover Statute
Delaware corporations may elect not to be governed by Section 203 of the DGCL, i.e., Delaware’s anti-takeover law. Walgreens Boots Alliance has not made this election. Delaware’s anti-takeover law provides that an “interested stockholder,” defined as a person who owns 15% or more of the outstanding voting stock of a corporation or a person who is an associate or affiliate of the corporation and, within the preceding three-year period, owned 15% or more of the outstanding voting stock, may not engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law defines the term “business combination” to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other shareholders. With the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of Walgreens Boots Alliance capital stock entitled to vote in the election of directors, voting together as a single class, Walgreens Boots Alliance may amend its Certificate of Incorporation in the future to no longer be governed by the anti-takeover law. This amendment would have the effect of allowing any person who owns at least 15% of our outstanding voting stock to pursue a takeover transaction that was not approved by the Board of Directors. However, because Walgreens Boots Alliance has not elected to opt-out of this provision, for transactions not approved in advance by the Board of Directors, the provision might discourage takeover attempts that might result in a premium over the market price for shares of Walgreens Boots Alliance’s common stock.
Limitations of Director Liability and Indemnification
The Certificate of Incorporation provides that directors shall not be personally liable to the corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.
Delaware law currently provides that this waiver may not apply to liability:
•for any breach of the director’s duty of loyalty to us or our shareholders;
•for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•under Section 174 of the DGCL (governing distributions to shareholders); or
•for any transaction from which the director derived any improper personal benefit.
In the event the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The bylaws of Walgreens Boots Alliance further provide that we will indemnify each of our directors and officers, trustees, fiduciaries, employees and agents to the fullest extent permitted by Delaware law.
Transfer Agent
EQ Shareowner Services serves as the transfer agent and registrar for Walgreens Boots Alliance’s common stock.

Description of the Notes

The following description of our notes is a summary and does not purport to be complete. The summary is subject to and qualified in its entirety by reference to the indenture between the Walgreens Boots Alliance and Wells Fargo Bank, National Association, as trustee, dated as of November 18, 2014 and the forms of the notes due 2025 and the notes due 2026, each of which are incorporated by reference as exhibits to the Annual Report on Form 10-K. We encourage you to read the above referenced indenture for additional information.
General

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The notes due 2025 were initially issued in an aggregate principal amount of £300,000,000. The notes due 2026 were initially issued in an aggregate principal amount of €750,000,000 aggregate principal amount. As of August 31, 2021, no such additional notes have been issued.

The notes do not have the benefit of any sinking fund. The notes will not be convertible or exchangeable.

The provisions of the indenture relating to defeasance and covenant defeasance as described in the indenture apply to the notes.

The euro notes were issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. The sterling notes were issued in minimum denominations of £100,000 and integral multiples of £1,000 in excess thereof.

The notes due 2025 and the notes due 2026 are each traded on the Nasdaq Stock Market under the bond trading symbols of “WBA25” and “WBA26” respectively.
Ranking

Each series of notes are our unsecured, unsubordinated debt obligations and rank equally in right of payment with all of our other unsecured and unsubordinated debt from time to time outstanding.
Interest Payments and Maturity

The notes due 2025 bear interest at a rate of 3.600% and the notes due 2026 bear interest at a rate of 2.125%, each accruing from November 20, 2014 or the most recent interest payment date to which interest has been paid or provided for.

We will pay, or cause the paying agent to pay, interest on the notes annually in arrears on November 20 of each year, in each case, to persons in whose names the notes are registered at the close of business on the preceding November 6 (whether or not a Business Day), as the case may be. We will calculate the amount of interest payable on the notes on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes, to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association. If the date on which a payment of interest or principal on the notes is scheduled to be paid is not a Business Day, then that interest or principal will be paid on the next succeeding Business Day but no further interest will be paid in respect of the delay in such payment.

“Business Day” means any Monday, Tuesday, Wednesday, Thursday or Friday which is not a day when banking institutions are authorized or obligated by law or executive order to be closed in New York City or London and, for any place of payment outside of New York City or London, in such place of payment, and on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.

Payments of principal, interest and Additional Amounts (as defined below), if any, in respect of (i) the euro notes are payable in euro and (ii) the sterling notes, are payable in sterling. If euro or sterling, as the case may be, is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the euro) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the applicable notes will be made in U.S. dollars until the euro or sterling, as applicable, is again available to us or so used. The amount payable on any date in euro or sterling, as applicable, will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate or U.S. dollar/sterling exchange rate, as applicable, available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

The notes will cease to bear interest upon maturity unless, upon due presentation, payment of the amount due is improperly withheld or refused, in which case the notes will continue to bear interest (before as well as after judgment) until

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the day on which all sums due in respect of such notes up to that day are received by or on behalf of the relevant holder of such notes.

Investors are subject to foreign exchange risks as to payments of principal, interest and Additional Amounts, if any, that may have important economic and tax consequences to them.
Optional Redemption

We may redeem (i) the notes due 2025, at any time prior to August 20, 2025 (three months prior to the maturity date of the notes due 2025) in part and (ii) the notes due 2026, at any time prior to August 20, 2026 (three months prior to the maturity date of the notes due 2026) in whole or from time to time prior to August 20, 2026 in part, in each case, at our option at a redemption price equal to the greater of (the “Applicable Premium”):

(1)100% of the principal amount of the notes to be redeemed; or

(2)the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date), discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate, plus 20 basis points for the euro notes, and plus 20 basis points for the notes due 2025, plus, in every case, accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date.

In addition, at any time on or after August 20, 2025 (three months prior to the maturity date of the notes due 2025), with respect to the notes due 2025, or August 20, 2026 (three months prior to the maturity date of the notes due 2026) with respect to the notes due 2026, we may redeem some or all of the applicable series of notes at our option, at a redemption price equal to 100% of the principal amount of the applicable notes to be redeemed, plus, in every case, accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date.

In any case, the principal amount of a note remaining outstanding after a redemption in part shall be €100,000 or £100,000 or an integral multiple of €1,000 or £1,000 in excess thereof.

Further, installments of interest on notes to be redeemed that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the applicable interest payment date to the registered holders as of the close of business on the relevant record date according to such notes and the indenture.

For purposes of the optional redemption provisions of the notes, the following terms are applicable:
“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, (i) with respect to any series of euro notes, a German federal government bond whose maturity is closest to the maturity of the euro notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German federal government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German federal government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate and (ii) with respect to the sterling notes, the United Kingdom government security or securities whose maturity is closest to the maturity of the sterling notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other United Kingdom government security or securities as such independent investment bank may, with the advice of three brokers of, and/or market makers in, United Kingdom government securities selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means, with respect to any redemption date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes to be redeemed, if they were to be purchased at such price on the third business day prior to the redemption date, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond (as defined above) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by us.

Notice of any redemption will be mailed, or delivered electronically if held by any depositary in accordance with such depositary’s customary procedures, at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date,

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interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes of any series are to be redeemed, the notes to be redeemed shall be selected by the securities registrar in accordance with applicable procedures of Clearstream or Euroclear.

The notes are also subject to redemption if certain events occur involving United States taxation.

Additional Amounts

All payments of principal and interest in respect of the notes by us or a paying agent on our behalf will be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, duties, assessments or other similar governmental charges imposed or levied by the United States or any political subdivision or taxing authority of or in the United States (collectively, “Taxes”), unless such withholding or deduction is required by law.

In the event such withholding or deduction for Taxes is required by law, subject to the limitations described below, we will pay to any beneficial owner of a note that is neither a U.S. Holder (as defined below) nor a partnership for U.S. federal income tax purposes such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by such person, after withholding or deduction for such Taxes, will be equal to the amount such person would have received in the absence of such withholding or deduction.

However, no Additional Amounts shall be payable with respect to any Taxes if such Taxes are imposed or levied for reasons unrelated to the holder’s or beneficial owner’s ownership or disposition of notes, nor shall Additional Amounts be payable for or on account of:

(a)any Taxes which would not have been so imposed, withheld or deducted but for:
(i)the existence of any present or former connection between the holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity) and the United States, including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or other equity owner or person having such a power) being or having been a citizen or resident or treated as a resident of the United States, being or having been engaged in a trade or business in the United States, being or having been present in the United States, or having or having had a permanent establishment in the United States;
(ii)the failure of the holder or beneficial owner to comply with any applicable certification, information, documentation or other reporting requirement, if compliance is required under the tax laws and regulations of the United States or any political subdivision or taxing authority of or in the United States to establish entitlement to a partial or complete exemption from such Taxes (including, but not limited to, the requirement to provide Internal Revenue Service Form W-8BEN,
Form W-8BEN-E, Form W-8ECI, or any subsequent versions thereof or successor thereto); or
(iii)the holder’s or beneficial owner’s present or former status as a personal holding company or a foreign personal holding company with respect to the United States, as a controlled foreign corporation with respect to the United States, as a passive foreign investment company with respect to the United States, as a foreign tax exempt organization with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax;

(b)any Taxes which would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner to meet the requirements (including the certification requirements) of Section 871(h) or Section 881(c) of the Internal Revenue Code of 1986, as amended (the “Code”);

(c)any Taxes which would not have been imposed, withheld or deducted but for the presentation by the holder or beneficial owner of such note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment of the note is duly provided for and notice is given to holders, whichever occurs later, except to the extent that the holder or beneficial owner would have been entitled to such Additional Amounts on presenting such note on any date during such 30-day period;

(d)any estate, inheritance, gift, sales, excise, transfer, personal property, wealth or similar Taxes;

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(e)any Taxes which are payable otherwise than by withholding or deduction from a payment on such note;

(f)any Taxes which are imposed, withheld or deducted with respect to, or payable by, a holder that is not the beneficial owner of the note, or a portion of the note, or that is a fiduciary, partnership, limited liability company or other similar entity, but only to the extent that a beneficial owner, a beneficiary or settlor with respect to such fiduciary or member of such partnership, limited liability company or similar entity would not have been entitled to the payment of an Additional Amount had such beneficial owner, settlor, beneficiary or member received directly its beneficial or distributive share of the payment;

(g) any Taxes required to be withheld or deducted by any paying agent from any payment on any note, if such payment can be made without such withholding or deduction by at least one other paying agent;

(h)any Taxes required to be withheld or deducted where such withholding or deduction is imposed pursuant to European Council Directive 2003/48/EC on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such European Council Directive;

(i)any Taxes imposed, withheld or deducted under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code;

(j)any Taxes that would not have been imposed, withheld or deducted but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the applicable payment becomes due or is duly provided for, whichever occurs later; or

(k)any combination of items (a), (b), (c), (d), (e), (f), (g), (h), (i) and (j).

Any Additional Amounts paid on the euro notes will be paid in euro and any Additional Amounts paid on the sterling notes will be paid in sterling.

For purposes of this section, the acquisition, ownership, enforcement, or holding of or the receipt of any payment with respect to a note will not constitute a connection (1) between the holder or beneficial owner and the United States or (2) between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such holder or beneficial owner if such holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity and the United States.

Except as specifically provided under this section “Additional Amounts,” we will not be required to make any payment with respect to any tax, duty, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority.

If we are required to pay Additional Amounts with respect to the notes, we will notify the trustee and paying agent pursuant to an officers’ certificate that specifies the Additional Amounts payable and when the Additional Amounts are payable. If the trustee and the paying agent do not receive such an officers’ certificate from us, the trustee and paying agent may rely on the absence of such an officers’ certificate in assuming that no such Additional Amounts are payable.

In addition, we undertake that, to the extent permitted by law, we will maintain a paying agent that will not require withholding or deduction of tax pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such European Council Directive.

As used herein, a “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:
•an individual who is a citizen or resident of the United States;
•a corporation created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia;
•an estate the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust validly elected to be treated as a U.S. person under applicable Treasury regulations.

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Redemption for Tax Reasons
We may redeem each series of the notes at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, together with any accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date, at any time, if:

(i)we have or will become obliged to pay Additional Amounts with respect to such series of notes as a result of any change in, or amendment to, the laws, regulations, treaties, or rulings of the United States or any political subdivision of or in the United States or any taxing authority thereof or therein affecting taxation, or any change in, or amendment to, the application, official interpretation, administration or enforcement of such laws, regulations, treaties or rulings (including a holding by a court of competent jurisdiction in the United States), which change or amendment is enacted, adopted, announced or becomes effective on or after November 10, 2014; or

(ii)on or after November 10, 2014, any action is taken by a taxing authority of, or any action has been brought in a court of competent jurisdiction in, the United States or any political subdivision of or in the United States or any taxing authority thereof or therein, including any of those actions specified in clause (i) above, whether or not such action was taken or brought with respect to us, or there is any change, amendment, clarification, application or interpretation of such laws, regulations, treaties or rulings, which in any such case, will result in a material probability that we will be required to pay Additional Amounts with respect to such notes (it being understood that such material probability will be deemed to result if the written opinion of independent tax counsel described in clause (b) below to such effect is delivered to the trustee and the paying agent).

    Notice of any redemption will be mailed, or delivered electronically if held by any depositary in accordance with such depositary’s customary procedures, at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed; provided, however, that the notice of redemption shall not be given earlier than 90 days before the earliest date on which we would be obligated to pay such Additional Amounts if a payment in respect of the notes was then due.

    Prior to the mailing or delivery of any notice of redemption pursuant to this section, in case of a redemption for the reasons specified in clause (i) or (ii) above, we will deliver to the trustee and the paying agent:

    (a) a certificate signed by one of our officers stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our rights to so redeem have occurred, and
    (b) a written opinion of independent tax counsel of nationally recognized standing to the effect that we have or will become obligated to pay such Additional Amounts as a result of such change or amendment or that there is a material probability that we will be required to pay Additional Amounts as a result of such action, change, amendment, clarification, application or interpretation, as the case may be.

    Such notice, once delivered by us will be irrevocable.
Change of Control

If a change of control triggering event occurs with respect to the notes, unless we have exercised our option to redeem the notes as described above or have defeased the notes as described in the indenture, we will be required to make an offer (a “change of control offer”) to each holder of the notes to repurchase all or any part (equal, in respect of the euro notes, to €100,000 or an integral multiple of €1,000 in excess thereof, and in respect of the sterling notes, to £100,000 or an integral multiple of £1,000 in excess thereof) of that holder’s notes on the terms set forth in such notes. In a change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the date of repurchase (a “change of control payment”). Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to the trustee and the paying agent and mailed, or delivered electronically if still held in Clearstream or Euroclear in accordance with Clearstream’s or Euroclear’s customary procedures, to holders of the notes, describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase the notes on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (or delivered electronically) (a “change of control payment date”). The notice will, if mailed (or delivered

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electronically) prior to the date of consummation of the change of control, state that the change of control offer is conditioned on the change of control triggering event occurring on or prior to the applicable change of control payment date.

On each change of control payment date, we will, to the extent lawful:
•accept for payment all notes or portions of notes properly tendered pursuant to the applicable change of control offer;
•deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and
•deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate (with a copy to the paying agent) stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

We will be required to comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any securities laws or regulations conflict with the change of control offer provisions of the notes, we will be required to comply with such securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict and compliance.

For purposes of the change of control offer provisions of the notes, the following terms are applicable:
“Board of Directors” means our board of directors or any authorized committee thereof.

“Change of control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person, other than us or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction, measured by voting power rather than number of shares; (4) the first day on which a majority of the members of our Board of Directors are not continuing directors; or (5) the adoption of a plan relating to our liquidation or dissolution. Notwithstanding the foregoing, (i) the reorganization (and each transaction in connection therewith or related thereto) shall not constitute a change of control, (ii) the Walgreens Merger (and each transaction in connection therewith or related thereto) shall not constitute a change of control and (iii) a transaction will not be deemed to involve a change of control under clause (2) above if (1) we become a direct or indirect wholly owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all” there is no precise established definition of the phrase under applicable law.

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Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and of those of our subsidiaries taken as a whole to another person or group may be uncertain.

“Change of control triggering event” means the occurrence of both a change of control and a rating event.

“Continuing directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date the notes were issued or
(2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment grade rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined under Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating event” means the rating on the notes is lowered by both rating agencies and the notes are rated below an investment grade rating by both rating agencies, in any case on any day during the period (which period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) commencing upon the first public notice of the occurrence of a change of control or our intention to effect a change of control and ending 60 days following the consummation of the change of control.

    “Reorganization” means the reorganization of Walgreen Co. into a holding company structure under which Ontario Merger Sub, Inc., a direct wholly owned subsidiary of Walgreens Boots Alliance, Inc. will merge with and into Walgreen Co. (subject to the satisfaction or waiver of specified closing conditions) and Walgreen Co. will survive such merger as a direct wholly owned subsidiary of Walgreens Boots Alliance, Inc.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

    “Second Step Transaction” means the acquisition by Walgreen Co., Walgreens Boots Alliance, Inc. or any of their respective consolidated subsidiaries of the remaining 55% of the issued and outstanding share capital of Alliance Boots GmbH in exchange for £3.133 billion in cash, payable in British pounds sterling, and 144,333,468 shares of Walgreen Co. common stock (or, if the Reorganization is consummated, 144,333,468 shares of Walgreens Boots Alliance Inc.’s common stock rather than Walgreen Co. common stock), subject to certain specified adjustments.

“Voting stock” means, with respect to any specified “person” (as that term is used in
Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

    “Walgreens Merger” is the merger of Walgreens Boots Alliance, Inc. into Walgreen Co., with Walgreen Co. surviving such merger, if after the consummation of the Second Step Transaction, the Reorganization is not consummated on or prior to the date of the consummation of the Second Step Transaction.
Certain Covenants

    Limitation on Liens

    We agree that we will not, and will not permit any Restricted Subsidiary (as defined below) to, create, incur, issue, assume or guarantee any indebtedness for borrowed money (“Debt”), secured by a Mortgage (as defined below) upon any Operating Property (as defined below) owned by, or leased to, us or any of our Restricted Subsidiaries, or upon shares of capital

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stock or Debt issued by any Restricted Subsidiary and owned by us or any Restricted Subsidiary, at the issue date of each applicable series of outstanding debt securities or thereafter acquired, without effectively providing concurrently that such outstanding debt securities authenticated and delivered under the indenture (together with, if we so determine, any other Debt of ours or any Restricted Subsidiary then existing or thereafter created which is not subordinate in right of payment to such outstanding debt securities) are secured equally and ratably with, or at our option, prior to such Debt so long as such Debt is so secured. The foregoing restrictions will not apply to Debt secured by the following, and the Debt so secured will be excluded from any computation under the next succeeding paragraph below:

    1. Mortgages on property existing at the time of the acquisition thereof;

    2. Mortgages on property of a corporation or other entity existing at the time such corporation or other entity is merged into or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of such corporation or other entity (or a division of such corporation 7 or other entity) as an entirety or substantially as an entirety to us or a Restricted Subsidiary, provided that any such Mortgage does not extend to any property owned by us or any Restricted Subsidiary immediately prior to such merger, consolidation, sale, lease or disposition;

    3. Mortgages on property of a corporation or other entity existing at the time such corporation or other entity becomes a Restricted Subsidiary;

    4. Mortgages in favor of us or a Restricted Subsidiary;

    5. Mortgages to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure Debt incurred to provide funds for any such purpose, provided that the commitment of the creditor to extend the credit secured by any such Mortgage shall have been obtained not later than 365 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property;

    6. Mortgages in favor of the United States or any state thereof, or any department, agency or instrumentality or political subdivision of the United States or any state thereof, or in favor of any other country, or any department, agency or instrumentality or any political subdivision thereof, to secure partial, progress, advance or other payments; and

    7. Mortgages existing on the issue date of the applicable series of outstanding debt securities or any extension, renewal, replacement or refunding of any Debt secured by a Mortgage existing on the issue date of the applicable series of outstanding debt securities or referred to in clauses (1) to (3) or (5), provided that the principal amount of Debt secured thereby and not otherwise authorized by clauses (1) to (3) or (5) shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding.

    Notwithstanding the restrictions described above, we and our Restricted Subsidiaries may create, incur, issue, assume or guarantee Debt secured by Mortgages without equally and ratably securing the outstanding debt securities authenticated and delivered under the indenture if, at the time of such creation, incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any Debt which is concurrently being retired, the aggregate amount of all such Debt secured by Mortgages (other than (i) any Debt secured by Mortgages permitted as described in clauses (1) through (7) of the immediately preceding paragraph and (ii) any Debt secured in compliance with the first paragraph of this covenant) that would otherwise be subject to these restrictions, together with all Attributable Debt (as defined below) with respect to Sale and Leaseback Transactions (as defined below) (other than with respect to certain Sale and Leaseback Transactions that are permitted as described in the second full paragraph under the caption “-Limitation on Sale and Leaseback Transactions” below) does not exceed 15% of Consolidated Net Tangible Assets (as defined below).

    “Board of Directors” means our board of directors or any authorized committee thereof.

    “Consolidated Net Tangible Assets” means, at any date, the total amount, as shown on or reflected in our (or, if applicable at such date, our predecessor’s) most recent consolidated balance sheet as at the end of our fiscal quarter ending not more than 135 days prior to such date, of all assets of the Company and our consolidated subsidiaries on a consolidated basis in accordance with United States generally accepted accounting principles (giving pro forma effect to any acquisition or disposition of assets of the Company or any of our subsidiaries with fair value in excess of $100,000,000 that has occurred since the end of such fiscal quarter as if such acquisition or disposition had occurred on the last day of such fiscal quarter), less (i) all current liabilities (due within one year) as shown on such balance sheet, except for current maturities of long-term debt and of obligations under capital leases, (ii) investments in and advances to Unrestricted Subsidiaries and (iii) Intangible Assets.

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    “Domestic Subsidiary” means any Subsidiary of ours that is not a Foreign Subsidiary.

    “Foreign Subsidiary” means any Subsidiary of ours that is not organized under the laws of the United States or any jurisdiction within the United States and any direct or indirect Subsidiary thereof.

    “Intangible Assets” means, at any date, the value, as shown on or reflected in our (or, if applicable at such date, our predecessor’s) most recent consolidated balance sheet as at the end of our fiscal quarter ending not more than 135 days prior to such date, of all trade names, trademarks, licenses, patents, copyrights, service marks, goodwill and other like intangibles of the Company and our consolidated subsidiaries on a consolidated basis in accordance with United States generally accepted accounting principles (and giving pro forma effect to any acquisition or disposition of assets of the Company or any of our subsidiaries with fair value in excess of $100,000,000 that has occurred since the end of such fiscal quarter as if such acquisition or disposition had occurred on the last day of such fiscal quarter).

    “Mortgage” means, with respect to any property or assets, any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

    “Operating Property” means any real property or equipment located within the United States and owned by, or leased to, us or any of our Subsidiaries that has a net book value (after deduction of accumulated depreciation) in excess of 1.0% of Consolidated Net Tangible Assets.

    “Restricted Subsidiary” means any Domestic Subsidiary other than an Unrestricted Subsidiary; provided, however, the Board of Directors of the Company may declare any such Unrestricted Subsidiary to be a Restricted Subsidiary effective as of the date such resolution is adopted.

    “Subsidiary” means any corporation or other entity of which at least a majority of the outstanding capital stock or other equity interests having by the terms thereof ordinary voting power to elect a majority of the directors, managers or trustees of such corporation or other entity, irrespective of whether or not at the time capital stock or other equity securities of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by us or by one or more of our Subsidiaries, or by us and one or more of our Subsidiaries.

    “Unrestricted Subsidiary” means any Domestic Subsidiary designated as an Unrestricted Subsidiary from time to time by our Board of Directors; provided, however, that our Board of Directors (i) will not designate as an Unrestricted Subsidiary any of our Domestic Subsidiaries that owns any Operating Property or any capital stock of a Restricted Subsidiary, (ii) will not continue the designation of any of our Domestic Subsidiaries as an Unrestricted Subsidiary at any time that such Domestic Subsidiary owns any Operating Property, and (iii) will not, nor will it cause or permit any Restricted Subsidiary to, transfer or otherwise dispose of any Operating Property to any Unrestricted Subsidiary (unless such Unrestricted Subsidiary will in connection therewith be redesignated as a Restricted Subsidiary and any pledge, mortgage, security interest or other lien arising in connection with any Debt of such Unrestricted Subsidiary so redesignated does not extend to such Operating Property (unless the existence of such pledge, mortgage, security interest or other lien would otherwise be permitted under the indenture)).

    Limitation on Sale and Leaseback Transactions

    We agree that we will not, and will not permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by us or any Restricted Subsidiary of any Operating Property that has been or is to be sold or transferred by us or such Restricted Subsidiary to such person with the intention of taking back a lease of such property (a “Sale and Leaseback Transaction”), unless the terms of such sale or transfer have been determined by our Board of Directors to be fair and arm’s-length and either:

     within 180 days after the receipt of the proceeds of the sale or transfer, we or any Restricted Subsidiary apply an amount equal to the greater of the net proceeds of the sale or transfer or the fair value of such Operating Property at the time of such sale or transfer to either (or a combination of) (i) the prepayment 9 or retirement (other than any mandatory prepayment or retirement of unsecured Debt) of Senior Funded Debt (as defined below) or (ii) the purchase, construction or development of other comparable property; or

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     we or such Restricted Subsidiary would be entitled, at the effective date of the sale or transfer, to incur Debt secured by a Mortgage on such Operating Property, in an amount at least equal to the Attributable Debt in respect of the Sale and Leaseback Transaction, without equally and ratably securing the debt securities pursuant to the covenant described under “-Limitation on Liens” above.

    The foregoing restriction in the paragraph above will not apply to any Sale and Leaseback Transaction (i) for a term of not more than three years including renewals or (ii) between us and a Restricted Subsidiary or between Restricted Subsidiaries, provided that the lessor is us or a wholly owned Restricted Subsidiary.

    “Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the amount of future minimum operating lease payments required to be disclosed by United States generally accepted accounting principles, less any amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, discounted using the methodology used to calculate the present value of operating lease payments in our (or, if applicable at such date, our predecessor’s) most recent Annual Report on Form 10-K preceding the date of determination reflecting that calculation.

    “Funded Debt” means Debt which matures more than one year from the date of creation, or which is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date or which is classified, in accordance with United States generally accepted accounting principles, as long-term debt on the consolidated balance sheet for the most-recently ended fiscal quarter (or if incurred subsequent to the date of such balance sheet, would have been so classified) of the person for which the determination is being made. Funded Debt does not include (1) obligations created pursuant to leases, (2) any Debt or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding Funded Debt unless such debt shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or (3) any Debt for which money in the amount necessary for the payment or redemption of such Debt is deposited in trust either at or before the maturity date thereof.

    “Senior Funded Debt” means all Funded Debt of ours or any person (except Funded Debt, the payment of which is subordinated to the payment of the debt securities authenticated and delivered under the indenture).

    Merger, Consolidation or Sale of Assets

    We covenant not to (1) consolidate or amalgamate with or merge into any other person (whether or not affiliated with us) or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to any other person (whether or not affiliated with us) or (2) permit any other person (whether or not affiliated with us) to consolidate or amalgamate with or merge into us, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to us, unless (a) in the case of (1) above, the person formed by such consolidation or amalgamation or into which we are merged or the person which acquires by conveyance or transfer, or which leases, our properties and assets as an entirety or substantially as an entirety is a person organized and existing under the laws of the United States, any state thereof or the District of Columbia, and shall expressly assume, by supplemental indenture satisfactory in form to the trustee, executed by the successor person and delivered to the trustee, the due and punctual payment of the principal of, and premium, if any, and interest on, and additional amounts, if any, with respect to all of the debt securities authenticated and delivered under the indenture, and the performance of our obligations under the indenture and the outstanding debt securities authenticated and delivered thereunder and shall provide for conversion or exchange rights in accordance with the provisions of the debt securities authenticated and delivered under the indenture of any series that are convertible or exchangeable into common stock or other securities; (b) immediately after giving 10 effect to such transaction and treating any indebtedness which becomes an obligation of ours or a Subsidiary as a result of such transaction as having been incurred by us or such Subsidiary at the time of such transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, has occurred and is continuing; and (c) we or the successor person have delivered to the trustee an officers’ certificate and an opinion of counsel, each satisfactory to the trustee and stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this covenant and that all conditions precedent in the indenture provided for relating to such transaction have been complied with.

     Notwithstanding the foregoing, any conveyance, transfer or lease of assets between or among the Company, Walgreens Co. and their respective subsidiaries shall not be prohibited under the indenture.

Defeasance; Satisfaction and Discharge

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The notes are subject to defeasance and discharge, as set forth in the indenture, provided, that (i) upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the indenture to the extent that an amount is deposited with the trustee or the paying agent, as applicable, equal to the Applicable Premium calculated as of the date of the notice of redemption (and calculated as though the redemption date were the date of such notice of redemption), with any deficit as of the redemption date only required to be deposited with the trustee or the paying agent, as applicable, on or prior to the redemption date and (ii) any reference to “Government Obligations” in respect of the euro notes shall refer to “Federal Republic of Germany Obligations” and “Federal Republic of Germany Obligations” shall mean (1) direct obligations of the Federal Republic of Germany, where the payment or payment thereunder are supported by the full faith and credit of the Federal Republic of Germany or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the Federal Republic of Germany, where the timely payment or payments thereunder are unconditionally guaranteed as a full faith and credit obligation by the Federal Republic of Germany, which, in either case under clauses (1) or (2) are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such Federal Republic of Germany Obligations or a specific payment of interest on or principal of or other amount with respect to any such Federal Republic of Germany Obligations held by such custodian for the account of the holder of a depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Federal Republic of Germany Obligations or the specific payment of interest on or principal of or other amount with respect to the Federal Republic of Germany Obligations evidenced by such depositary receipt.
Events of Default

Each of the following events will constitute an event of default under the indenture with respect to the notes issued:
•default in the payment of any interest on any debt security of such series, or any additional amounts payable with respect thereto, when interest or additional amounts become due and payable, and continuance of such default for a period of 30 days;
•default in the payment of the principal of or any premium on any debt security of such series, or any additional amounts payable with respect thereto, when such principal, premium or such additional amounts become due and payable at their maturity, upon any redemption, upon declaration of acceleration or otherwise;
•default in the deposit of any sinking fund payment when and as due by the terms of any debt security of such series; or
•default in the performance, or breach, of any covenant or warranty of ours contained in the indenture for the benefit of such series or in the debt securities of such series (other than a covenant or warranty a default in the performance or the breach of which is dealt with elsewhere in the indenture or which is expressly included in the indenture solely for the benefit of a series of debt securities other than such series), and continuance of such default or breach for a period of 60 days after written notice as provided in the indenture;
•if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any of our debt (including any event of default under any other series of debt securities), whether such debt now exists or is created or incurred, shall happen and shall consist of default in the payment of more than $200 million of such debt at its maturity (after giving effect to any applicable grace period) or shall result in more than $200 million in principal amount of such debt becoming or being declared due and payable prior to the date on which it would otherwise become due and payable; provided, however, that, if such default under such mortgage, indenture or instrument is cured by us, or waived by the holders of such debt, in each case as may be permitted by such mortgage, indenture or instrument, then the event of default under the indenture caused by such default will be deemed likewise to be cured or waived;
•particular events in bankruptcy, insolvency or reorganization; or
•any other event of default provided in or pursuant to the indenture with respect to debt securities of such series.

No event of default with respect to a particular series of debt securities issued under the indenture necessarily constitutes an event of default with respect to any other series of debt securities issued thereunder. Any modifications to the foregoing events of default will be described in any prospectus supplement.
The indenture provides that if an event of default with respect to the debt securities of any series at the time outstanding (other than an event of default described in the sixth bullet above) occurs and is continuing, either Wells Fargo Bank, National Association (the “Trustee”) or the holders of not less than 25% in principal amount of the outstanding debt securities of such

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series may declare the principal amount of all outstanding debt securities of such series, or such lesser amount as may be provided for in the debt securities of such series, to be due and payable immediately, by a notice in writing to us (and to the Trustee if given by the holders), and upon any such declaration such principal or such lesser amount shall become immediately due and payable.
If an event of default described in the sixth bullet above (relating to events in bankruptcy, insolvency or reorganization of us) occurs, all unpaid principal of and accrued interest on the outstanding debt securities of that series (or such lesser amount as may be provided for in the debt securities of such series) shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of any debt security of that series.
At any time after a declaration of acceleration with respect to the debt securities of any series is made and before a judgment or decree for payment of the money due is obtained by the Trustee, and subject to particular other provisions of the indenture, the holders of not less than a majority in principal amount of the outstanding debt securities of such series, by written notice to us and the Trustee, may, under some circumstances, rescind and annul such declaration and its consequences.
Within 90 days after the occurrence of any default under the indenture with respect to the debt securities of any series, the Trustee shall deliver to all holders of debt securities of such series notice of such default hereunder actually known to a responsible officer of the Trustee, unless such default shall have been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any), or interest, if any, on, or additional amounts or any sinking fund or purchase fund installment with respect to, any debt security of such series, the Trustee shall be protected in withholding such notice if and so long as the Trustee in good faith determines that the withholding of such notice is in the best interest of the holders of debt securities of such series; and provided, further, that in the case of any default of the character specified in the fourth bullet of the first paragraph above with respect to debt securities of such series, no such notice to holders shall be given until at least 60 days after the occurrence thereof. For the purpose of this paragraph, the term “default” means any event which is, or after notice or lapse of time or both would become, an event of default with respect to debt securities of such series.
Concerning the Trustee and Paying Agent
Wells Fargo Bank, National Association is the trustee. Deutsche Bank Trust Company Americas is the paying agent and authenticating agent for the notes. Deutsche Bank Luxembourg S.A. is the securities registrar for the notes. We entered into a registrar and paying agent agreement in relation to the notes between us, Deutsche Bank Trust Company Americas, as paying agent, and Deutsche Bank Luxembourg S.A., as securities registrar. Payment of principal of and interest on the notes are made through the office of the paying agent. Each of Wells Fargo Bank, National Association, Deutsche Bank Trust Company Americas and Deutsche Bank Luxembourg S.A., each in each of its capacities, including without limitation as trustee, paying agent and securities registrar, as applicable, assumes no responsibility for the accuracy or completeness of the information contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information. We maintain banking relationships in the ordinary course of business with the trustee and its affiliates, the paying agent and its affiliates and the securities registrar and its affiliates.
Book-entry System
Global Notes
We issued the notes in the form of one or more global notes (the “global notes”) in definitive, fully registered, book-entry form without coupons. The global notes were deposited with a common depositary (and registered in the name of its nominee) for, and in respect of interests held through, Clearstream Banking, société anonyme, which we refer to as “Clearstream,” or Euroclear Bank S.A./ N.V., which we refer to as “Euroclear.”
Except as set forth below, the global notes may be transferred, in whole and not in part, only to a common depository for Clearstream and Euroclear or its nominee. No link is expected to be established among The Depository Trust Company and Clearstream or Euroclear in connection with the issuance of the notes.

Clearstream and Euroclear
Beneficial interests in the global notes are represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in Clearstream or Euroclear. Those beneficial interests are in denominations of €100,000 and integral multiples of €1,000 in excess thereof with respect to the euro notes and in

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denominations of £100,000 and integral multiples of £1,000 in excess thereof with respect to the sterling notes. Should certificates be issued to individual holders of the notes, a holder of notes who, as a result of trading or otherwise, holds a principal amount of notes of a specified series that is less than the minimum denomination of notes specified for such series would be required to purchase an additional principal amount of notes such that its holding of notes of such series amounts to the minimum specified denomination. Investors may hold interests in the global notes through Clearstream or Euroclear either directly if they are participants in such systems or indirectly through organizations that are participants in such systems.
Except as set forth in the indenture, owners of beneficial interests in the global notes will not be entitled to have notes registered in their names, and will not receive or be entitled to receive physical delivery of notes in definitive form. Except as provided below, beneficial owners will not be considered the owners or holders of the notes under the indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Persons who are not Euroclear or Clearstream participants may beneficially own notes held by the common depositary for Euroclear and Clearstream only through direct or indirect participants in Euroclear and Clearstream.

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